Exhibit 10.1

Amendment to Corporate Guaranty

This Amendment dated April 14, 2014 (the “Amendment”), hereby amends that certain Corporate Guaranty dated August 23, 2013 (the “Guaranty”) provided by Twin Cities Power Holdings, LLC (“Guarantor”) in favor of the Midcontinent Independent System Operator, Inc. (“MISO”) guaranteeing the obligations of Twin Cities Power, LLC, Summit Energy, LLC and Cygnus Energy Futures, LLC.

WHEREAS, Guarantor hereby desires to amend the Guaranty to increase the amount stated in the Guaranty from $1,500,000 USD to $2,000,000 USD, as more fully described below.

NOW THEREFORE, in consideration of the premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1.     The last sentence of Section 1 of the Guaranty shall be deleted in its entirety and replaced with the following:

“The maximum aggregate liability of Guarantor under this Guaranty is limited to the amount of $2,000,000 USD (Two Million U.S. Dollars), plus all costs and expenses incurred by Transmission Provider in enforcing this Guaranty against Guarantor and the Agreements against Company (or any of TCP, SE and/or CEF)(including attorneys’ fees).”

2.     Miscellaneous

a)	Except as specifically amended hereby, the Guaranty shall continue in full force and effect and nothing contained herein shall be construed as a waiver or modification of existing rights under the Guaranty, except as such rights are expressly modified hereby. Guarantor hereby ratifies and confirms all of the terms of the Guaranty.

b)	This Amendment shall be governed by and construed in accordance with the laws of the jurisdiction that the Guaranty is governed by and construed in accordance with.

c)	This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

d)	Unless the context requires otherwise, every reference in the Guaranty to the term “this Agreement” shall be deemed to mean the original Guaranty as amended by this First Amendment. All capitalized terms not expressly defined herein shall have the meaning otherwise ascribed to such term or terms in the Guaranty.

IN WITNESS WHEREOF, the parties have executed this document as of the date specified on the first page hereof.

Twin Cities Power Holdings, LLC

By: /s/ Timothy S. Krieger_______

Name: Timothy S. Krieger_______

Title: President/CEO____________

INDS01 1452043v1